Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release
Exhibit 99.01

SHIRE TO BUILD ON SPECIALTY PORTFOLIO THROUGH ACQUISITION OF TRANSKARYOTIC THERAPIES INC.
FOR $1.6 BILLION

Basingstoke, UK and Wayne PA, US – April 21, 2005 – Shire Pharmaceuticals Group plc (LSE: SHP.L; NASDAQ:SHPGY; TSX:SHQ) (“Shire”) announced today that it has signed a definitive agreement to acquire Transkaryotic Therapies, Inc. (NASDAQ:TKTX) (“TKT”) in an all cash transaction valued at $37 per outstanding TKT share, or approximately $1.6 billion. The acquisition is consistent with Shire’s strategy and highly complementary to Shire’s business model to develop and market products for specialty pharmaceutical markets.

•	Strong strategic and business fit
	o	Products sold by small, focused sales forces working with specialist physicians
	o	Builds on Shire’s European and US specialty sales and marketing capabilities
	o	Leverages Shire’s experience in renal and hematology
	o	Relatively low risk development pipeline: enzyme-related drugs have a high success rate in reaching the market
•	Adds two approved products, REPLAGAL™ and DYNEPO™, and two late- stage clinical development products, Iduronate 2 sulfatase (I2S) and GA-GCB
•	Attractive market dynamics
	o	Areas of high unmet medical need
	o	Limited number of competitors
	o	Enzyme replacement therapy (ERT) market - orphan drug status available
•	Expected to significantly enhance Shire’s medium and long-term product sales and earnings per share (EPS) growth
	o	Expected to be cash EPS and US GAAP EPS neutral in the second full year of ownership post closing
•	TKT’s capabilities and skill-sets expected to bring significant value to the combined organization

Shire Chief Executive Officer, Matthew Emmens, said:

“This is an important and complementary acquisition that delivers on our strategy and brings to us a new, sustainable area of specialty pharmaceutical expertise in a market where there are only a small number of players. We expect that

TKT’s protein-based drugs and clinical development pipeline based on a proven technology platform will enable us to diversify and broaden our revenue base while continuing to grow our profits and further build our pipeline and platform for growth. We believe that this acquisition positions us well for the near and long term. We are looking forward to the prospect of working with our new colleagues from TKT.

“Shire continues to perform in line with the guidance given at its preliminary results announcement on March 2, 2005 and will announce Q1 results on April 29, 2005.”

Chief Executive Officer of TKT, David D Pendergast, Ph.D., said:

“We are extremely gratified that Shire has recognized the value of our business and the dramatic progress we have made, particularly, in the last two years. We believe the substantial resources and capabilities of Shire can accelerate the commercial opportunities of our products and future product candidates.”

Introduction

TKT is a US-based biopharmaceutical company researching, developing and commercializing therapeutics primarily for the treatment of rare genetic diseases caused by protein deficiencies. TKT currently has one marketed product, REPLAGAL; a second product approved for marketing, DYNEPO; and multiple additional products in various stages of development. TKT is quoted on NASDAQ with the ticker, TKTX.

Strategic Rationale for the Acquisition

Strong strategic and business fit

Both companies utilize small, specialized sales teams, which interact with specialist physicians. Importantly, TKT will expand Shire’s revenue generation in Europe and benefit from Shire’s experience and sales teams in the renal and hematology areas.

Like Shire, TKT provides specific disease area expertise, a high quality product portfolio and a low-risk, well-balanced development pipeline with two attractive late-stage products. In addition, the ERT market provides a good platform for further expansion through research and product in-licensing. TKT’s product development is driven by its search for missing enzymes to develop into medicines for affected patients. Like Shire, it does not conduct high risk discovery research and medicines for ERT generally benefit from fast development timelines.

Shire has successfully commercialized specialty products through an established infrastructure in the major pharmaceutical markets of North America and Europe and it expects to leverage this capability to realize the full potential of TKT’s product portfolio. Furthermore, Shire has the financial capability to accelerate the development of TKT’s pipeline.

The acquisition of TKT will allow Shire to diversify its revenue base and expand its specialty expertise into ERT. Enzyme disorders are relatively low risk drug development areas as the mechanisms of action are well established. Consequently, enzyme-related drugs have a high success rate in reaching the market. Most ERT drugs operate in niche areas with high unmet medical needs and qualify for orphan drug status.

TKT will add two approved products and two late-stage clinical development candidates with rapid development timelines to Shire’s portfolio

REPLAGAL: An enzyme replacement therapy product currently approved and marketed to treat patients with Fabry disease in 34 countries outside the US, of which the majority are in Europe. Sales of REPLAGAL reached $77 million in 2004. It is estimated that the current market is $190 million in Western Europe. Incidence is estimated at 1 in

40,000 (orphan disease). Both ease of administration (one fifth the volume infusion of the competing product) and a broader label have helped to establish REPLAGAL’s competitive position.

DYNEPO: An erythropoietin (EPO) used for the treatment of kidney disease-related anemia. Shire will gain the European rights and is well placed to leverage its existing FOSRENOL® sales force in Europe to help DYNEPO gain market share. DYNEPO, which is approved for marketing, is expected to be launched in Europe in 2006 and will be the first fully human EPO therapy. The European EPO market is currently more than $2.3 billion.

I2S: An enzyme replacement therapy currently in Phase 3 of development for the treatment of Hunter Syndrome. The product has gained fast track status in the US. Assuming the results of the Phase 3 trial are positive, I2S is expected to launch in 2006. Shire estimates the market is approximately $300 million worldwide, of which US and EU are of equal size at approximately 40% each. Phase 3 data is expected to become available by the end of the second quarter 2005.

GA-GCB: A glucocerebrosidase currently in Phase 1/2 of development for the treatment of Gaucher disease, which is anticipated to be introduced in 2008. Estimated number of treated patients is around 4,000 worldwide, with 200-300 new patients expected to present each year. The total worldwide estimated market at December 2004 was approximately $840 million.

Attractive market dynamics

The ERT market has a number of attractive features and high unmet medical needs. ERT products that are brought to market normally benefit from long lifecycles driven by orphan drug status (seven years in the US and 10 years in the EU), manufacturing complexities and a limited number of competitive players. ERT currently provides the optimal treatment for patients suffering from the relevant enzyme deficiencies.

The EPO market is large and growing, currently $2.3 billion in Europe. DYNEPO provides Shire with a good opportunity to leverage its European sales force expertise in this market with nephrologists and with hematologists.

Significantly enhances Shire’s medium and long-term sales and EPS growth

The acquisition of TKT is expected to significantly enhance Shire’s sales and EPS growth beyond 2007 and sustain Shire’s consistent operating margin performance. The acquisition will provide the opportunity for modest cost savings and is expected to be cash EPS and US GAAP EPS neutral in the second full year of ownership post closing. It is anticipated that there will be a one-time charge of approximately $800 million on closing relating mainly to the write-off, under US GAAP, of the intangible asset value associated with the acquired in-process R&D pipeline, together with some restructuring costs.

TKT’s capabilities and skill-sets expected to bring significant value to the combined organization

Shire's ability to commercialize DYNEPO through its specialist sales force and to accommodate TKT’s R&D expenditure as well as future global marketing requirements makes it an attractive partner for the continued development of the TKT business. There will be some cost savings, but Shire's overall intention is to develop and grow TKT’s existing position in the ERT market and build on TKT’s current revenue stream.

Terms of the Transaction

Under the terms of the acquisition agreement, TKT shareholders will receive a cash consideration of $37 per share of TKT common stock. The transaction values TKT’s share capital as of the date of the merger agreement, at $1.57 billion on a fully diluted basis. The acquisition price represents a premium of approximately:

  21.6% to TKT’s closing share price on April 20, 2005, of $30.44 (being the last business day prior to this announcement);

  43.6% to $25.77, the last four week average TKT closing share price

The transaction has been unanimously approved by Shire’s board of directors and has been approved by a majority of TKT’s directors. The transaction is subject to approval by the shareholders of both companies, as well as regulatory approvals and satisfaction of other customary closing conditions including that representations and warranties in the acquisition agreement are true and correct as of the closing except to the extent that any failure to be true and correct would not have a material adverse effect on TKT or on Shire’s ability to consummate the merger. For the purposes of determining whether there has been a material adverse effect on TKT, certain developments, among them the results of TKT’s current clinical trial evaluating the use of I2S for Hunter syndrome, will be disregarded. The transaction is expected to close in the summer of 2005. The acquisition agreement also contains provisions relating to the payment of break fees by Shire and TKT, with TKT being obliged to pay Shire $52 million in specified circumstances and reimburse Shire for up to $4 million in expenses and Shire being obliged to pay TKT $40 million if the acquisition agreement is terminated as a result of Shire shareholders not approving the transaction, if Shire fails to call and hold its shareholder meeting in accordance with the acquisition agreement, or the board of directors of Shire changing their recommendation in respect of the transaction.

In addition, Shire and TKT have entered into an irrevocable and perpetual license agreement under which TKT grants to Shire the exclusive right to use, distribute and sell DYNEPO outside of North America, as well as the right to manufcture. The license only takes effect if the closing of the acquisition agreement does not occur for specified reasons, which include those circumstances in which Shire is obliged to pay a break fee. If the license were to become effective, Shire would make a one-time payment to TKT of $450 million with no royalties payable to TKT. Shire would assume TKT’s obligation to pay single-digit royalties to Aventis, from which TKT originally licensed these DYNEPO rights. The European EPO market, where DYNEPO is expected to launch in 2006, is currently worth more than $2.3 billion; Shire will leverage its existing FOSRENOL sales force in Europe to commercialize DYNEPO, which will be the first fully human EPO therapy.

Further details in relation to the break fees, the license in relation to DYNEPO, the closing conditions and other provisions of the acquisition agreement are set out in the appendix to this press release.

Warburg Pincus & Co. and certain of its affiliates, which together beneficially own approximately 14% of the outstanding shares of the common stock of TKT, have agreed, pursuant to a voting agreement with Shire, that they will vote all their shares in favor of the acquisition agreement at the meeting of TKT stockholders. If the acquisition agreement is terminated, however, including by TKT in order to accept an offer from a third party that it deems to be superior to the acquisition agreement, the voting agreement also terminates.

Closing of the transaction is subject to Hart-Scott-Rodino clearance, approval of TKT’s and Shire’s shareholders and other customary conditions.

Financial Information

The cash consideration for the acquisition and the working capital requirements for Shire after completion of the acquisition will be met out of the current cash resources of the enlarged group, together with new debt bridging facilities of $500 million from Goldman Sachs.

Shire Pharmaceuticals Group plc

Shire is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on the search, development and marketing of products in its chosen therapeutic areas. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany).

Financial information and current results

In 2004, Shire achieved total revenues of $1,363 million, EBITDA of $518 million and net income of $269 million. As of December 31, 2004 Shire had $1,458 million in cash and cash equivalents and total debt of $43.3 million including $0.1 million in outstanding convertible notes and $43.2 million in a loan facility. Shire continues to perform in line with the guidance given at its preliminary results announcement on March 2, 2005 and will announce Q1 results on April 29, 2005.

For further information on Shire, please visit the Company’s website: www.shire.com.

Goldman Sachs acted as financial advisor to Shire in relation to the acquisition.

Transkaryotic Therapies, Inc.

Transkaryotic Therapies, Inc. is a biopharmaceutical company primarily focused on researching, developing and commercializing treatments for rare diseases caused by protein deficiencies. Within this focus, the company markets Replagal , an enzyme replacement therapy for Fabry disease, and is developing treatments for Hunter syndrome and Gaucher disease. In addition to its focus on rare diseases, TKT intends to commercialize Dynepo , its Gene-Activated® erythropoietin product for anemia related to kidney disease, in the European Union. TKT was founded in 1988 and is headquartered in Cambridge, Massachusetts, with additional operations in Europe, Canada and South America. Additional information about TKT is available on the company’s website at http://www.tktx.com.

Financial information

In 2004, TKT achieved total revenues of $78.1 million and a net loss of $(65.9) million. As of December 31, 2004 TKT had $155 million in cash and cash equivalents and total debt of $94.0 million in the form of convertible notes and net assets of $194.3 million.

For further information on TKT, please visit TKT’s website: www.tktx.com SG Cowen & Co., LLC acted as financial advisor to TKT in connection with the transaction.

SG Cowen & Co., LLC and Banc of America Securities LLC each delivered an opinion that the consideration to be received by TKT stockholders is fair to such holders from a financial point of view.

Analysts’ conference calls and presentation

A conference call will be held for analysts at 15:50 BST / 10:50 EDT today, April 21, 2005. Please dial USA / Canada toll free: 1 866 224 3295 or Standard International Dial In: +44 (0) 1452 568 060, password: Shire.

Please call Souheil Salah on +44 (0) 1256 894160 or Heidi Wunder on 1 484 595 8709 if further details regarding the call are required.

There will also be a live audio webcast at www.shire.com. and tktx.com

For further information please contact:

Shire:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+	44 1256 894 160
	Brian Piper (North America)	+	1 484 595 8252
Media	Jessica Mann (Rest of the World)	+	44 1256 894 280
	Matthew Cabrey (North America)	+	1 484 595 8248

TKT:
Investor Relations	Justine Koenigsberg	+	1 617 349 0271
Media	Barbara Yates	+	1 781 258 6153

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire's results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire's Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire's ADHD franchise, government regulation and approval, including but not limited to Health Canada's suspension of ADDERALL XR® sales in Canada and the expected product approval dates of METHYPATCH® (MTS) (ADHD), SPD503 (ADHD), SPD465 (ADHD), SPD476 (ulcerative colitis), SPD 480 (ulcerative colitis) and NRP104 (ADHD), including its scheduling classification by the Drug Enforcement Agency in the United States, Shire's ability to secure new products for development and other risks and uncertainties detailed from time to time in Shire's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2004.

Goldman Sachs International, which is authorized and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Shire in relation to the acquisition and no one else and will not be responsible to anyone other than Shire for providing the protections afforded to its customers or for providing advice in relation to the acquisition or in relation to any transaction, arrangement or other matter referred to in this announcement.

Appendix

Summary of Principal Terms of Acquisition Agreement and Related Documents

Under the terms of the acquisition agreement, Shire will acquire TKT through the merger of one of its wholly owned subsidiaries with TKT. In consideration for the acquisition of TKT, Shire will pay $37 in cash per each TKT share outstanding as of closing.

The acquisition agreement may be terminated by either Shire or TKT if the acquisition is not consummated by December 1, 2005.

The acquisition agreement contains representations and warranties that are typical of a transaction of this nature. These representations and warranties do not survive the closing of the transaction. Between the signing of the acquisition agreement and the closing of the transaction, TKT must conduct its business in the ordinary course consistent with past practice.

The acquisition agreement contains conditions to the obligations of TKT and Shire to close, including but not limited to:

  Approval of the transaction by TKT’s and Shire’s shareholders;

  Expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976; and

  The representations and warranties in the acquisition agreement being true and correct as of the closing except to the extent that any failure to be true and correct would not have a material adverse effect on TKT or on Shire’s ability to consummate the merger. For the purposes of determining whether there has been a material adverse effect on TKT, certain developments, among them the results of TKT’s current clinical trial evaluating the use of I2S for Hunter syndrome, will be disregarded.

Shire must pay a break fee to TKT of $40 million if the acquisition agreement is terminated as a result of the Shire shareholders not approving the transaction, if Shire fails to call and hold its shareholder meeting in accordance with the acquisition agreement, or if the board of directors of Shire changes its recommendation in respect of the transaction. TKT must pay a break fee to Shire of $52 million and an expense reimbursement of up to $4 million if the acquisition agreement is terminated upon the occurrence of certain events, including if the board of directors of TKT changes its recommendation in respect of the transaction or if, in certain circumstances, TKT is acquired, or enters into an agreement to be acquired by a party other than Shire.

Subject to its obligation to pay the break fee, TKT may terminate the acquisition agreement to accept an offer from a third party that it deems to be superior to the acquisition agreement with Shire, but only after first giving Shire the opportunity to provide a counter offer.

In addition, Shire and TKT have entered into an irrevocable and perpetual license agreement under which TKT grants to Shire the right to use, distribute and sell DYNEPO outside of North America, as well as the right to manufacture. The license only takes effect if closing of the acquisition agreement does not occur as a result of

  The occurrence of one or more of those circumstances in which Shire is obliged to pay a break fee;
  Shire terminating the acquisition as a result of the breach of the representation and warranty related to the data provided by TKT to Shire with respect to TKT’s current clinical trial evaluating the use of I2S for Hunter syndrome; or
  TKT terminating the acquisition agreement because Shire fails to perform, in any material respect, any of its material covenants under the acquisition agreement or because a breach of a representation or warranty made by Shire in the acquisition agreement has occurred that would have a material adverse effect on the ability of Shire to consummate the merger and, in each case, such failure or breach cannot be cured by December 1, 2005.

If the license were to become effective, Shire would make a one-time payment to TKT of $450 million with no royalties payable to TKT. Shire would assume TKT’s obligation to pay single-digit royalties to Aventis, from which TKT originally licensed these DYNEPO rights.

Warburg Pincus & Co. and certain of its affiliates, which together beneficially own approximately 14% of the outstanding shares of common stock of TKT, have agreed pursuant to a voting agreement with Shire, that they will vote their shares in favor of the acquisition agreement at the meeting of TKT stockholders. If the acquisition agreement is terminated, however, including by TKT in order to accept an offer from a third party that it deems to be superior to the acquisition agreement, the voting agreement also terminates.

Definitions

The following definitions apply throughout this announcement unless the context otherwise requires:

“EBITDA”	means earnings before interest, taxation, depreciation and amortization;

“Goldman Sachs”	means Goldman Sachs International;
“Shire”	means Shire Pharmaceuticals Group plc, a public limited company incorporated under the laws of England and Wales;

“SG Cowen”	means SG Cowen & Co. LLC;

“TKT”	means Transkaryotic Therapies, Inc.

“UK GAAP”	means generally accepted accounting principles in the United Kingdom;

“US GAAP”	means generally accepted accounting principles in the United States;

References to “$” are to the lawful currency of the United States of America.